Exhibit 10.3

AGREEMENT

AGREEMENT (this “Agreement”) made and entered into by and between Cellu Tissue Holdings, Inc., a Delaware corporation (the “Company”), and Mr. Steven Ziessler (the “Executive”), effective as of the Closing Date as defined in the Agreement and Plan of Merger, dated May 8, 2006, (the “Merger Agreement”) by and among Cellu Parent Corporation, a Delaware corporation (“Cellu Parent”), Cellu Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Cellu Parent Corporation (“Cellu Acquisition”), and Cellu Paper Holdings, Inc., a Delaware corporation (“Cellu Paper”), and which is hereafter referred to as the “Effective Date.

WHEREAS, the Company is a wholly owned subsidiary of Cellu Paper; and Cellu Acquisition is a wholly owned subsidiary of Cellu Parent;

WHEREAS, the Merger Agreement contemplates that Cellu Acquisition will merge with and into Cellu Paper, with Cellu Paper as the surviving entity (the “Merger”);

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of areas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify the Executive to provide the direction and leadership required by the Company and its Affiliates;

WHEREAS, prior to the closing under the Merger Agreement, the Executive was employed by the Company as its Chief Operations Officer; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to employ the Executive as its President of Marketing and Sales and the Executive wishes to accept such continued employment, effective as of the Closing;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.             Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2.             Term.      Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder shall be for a term of four (4) years, commencing on the Effective Date, and shall be automatically extended thereafter for successive terms of one year each, unless either party provides notice to the other at least sixty (60) days prior to the expiration of the original or any extension term that the Agreement is not to be extended. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”   Notwithstanding anything in this Agreement to the contrary, this Agreement shall be null, void and without effect upon termination of the Merger Agreement prior to consummation of the Merger.

3.             Capacity and Performance.

(a)         Subject to earlier termination as hereinafter provided, during the term of this Agreement, the Executive shall serve the Company as its President of Marketing and Sales, reporting to the Company’s Chief Executive Officer. In addition, during the term hereof, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates (as defined below) if so elected or appointed from time to time.

(b)         During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its Affiliates consistent with the Executive’s position with the Company as may be designated from time to time by the Board or by its designees.

(c)         During the term of the Executive’s employment, the Executive shall devote the Executive’s full business time and the Executive’s best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of the Executive’s duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing.

4.             Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a)         Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum, payable in accordance with the normal payroll practices of the Company for its executives and subject to increase (but not decrease) from time to time by the Board, in its discretion. The Board will review the Executive’s base salary each year. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b)         Annual Bonus Compensation.

(i)            During the term hereof and beginning with the first fiscal year after the Closing Date, Executive shall be eligible to receive an annual bonus of 100% of Base Salary (the “Target Bonus”), subject to the achievement of an EBITDA target set by the Chairman of the Board (after consultation with the Executive), approved by the Board and subject to the terms and conditions of any applicable annual incentive program in effect from time to time (the “Incentive Plan”). The amount of any bonus awarded (whether more than or less than the Target Bonus) shall be determined by the Board, based upon the achievement of the EBITDA target, after the completion of the

Company’s annual audit and the Board’s review thereof, and shall further be subject to the terms of the Incentive Plan as in effect from time to time. Except as otherwise expressly provided under this Agreement or under the terms of the Incentive Plan as in effect from time to time, the Executive shall not be entitled to earn bonus compensation for any period of service less than a full year, except as set forth in Sections 5(a), 5(b), 5(d), 5(e), 5(g) and 5(h).

(ii)           Any bonus due hereunder shall be payable not later than two and one half months following the fiscal year for which the bonus was earned or as soon as is practicable within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”).

(c)         Equity Arrangements. On the Effective Date, the Company will make a grant of restricted stock to the Executive under the Company’s Stock Option and Restricted Stock Plan (the “Plan”). The terms and conditions of such restricted stock grant shall be subject to the terms of the Plan and the Restricted Stock Award Agreement in the form attached hereto as Exhibit A.

(d)         Vacations. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.

(e)         Other Benefits. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(f)          Perquisites. During the term hereof, the Executive shall be entitled to receive any and all perquisites in effect from time to time for senior executives of the Company generally, except to the extent such perquisite is otherwise provided to the Executive. Such receipt shall be subject to (i) generally applicable Company policies and (ii) the discretion of the Board. The Company may alter, modify, add to or delete any such perquisite at any time as it, in its sole judgment, determines to be appropriate without recourse by the Executive.

(g)         Automobile Allowance. During the term hereof, the Company will pay the Executive an automobile allowance of Six Hundred and Fifty Dollars ($650.00) per month, payable in accordance with the normal payroll practices of the Company for its executives and subject to increase (but not decrease) from time to time by the Board, in its discretion.

(h)         Term Life Insurance. During the term hereof, and, except as otherwise provided herein, for a period of one (1) year thereafter, the Company shall bear the cost of a term life insurance policy covering Executive in the amount of $1,000,000. All benefits of such term life insurance policy shall inure to the Executive’s designated beneficiaries. Such term life insurance policy shall become effective as soon as possible after Executive has complied with the requirements of the insurance company underwriting such policy (including but not limited to submission to and satisfactory results of a physical evaluation).

(i)          Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be specified by the Board or Company policy from time to time.

5.             Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

(a)         Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall terminate and the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to the Executive’s estate:  (i) any earned, but unpaid, Base Salary through the date of termination; (ii) any earned, but unpaid annual bonus for any fiscal year prior to the fiscal year of the Executive’s termination; (iii) a pro rata portion (based on the number of days preceding the Executive’s termination in the fiscal year of termination) of the Target Bonus; (iv) a lump sum equal to the lesser of (A) twelve (12) months of Base Salary or (B) Base Salary for the remainder of the term hereof; and (v) any unreimbursed business expenses. In addition, subject to any employee contribution applicable to employees and their dependents generally, for the twelve (12) month period following termination, the Company shall continue to contribute to the premium cost of coverage for the Executive’s dependents under the Company’s medical and dental plans provided that a timely COBRA election is made. The payments referred to in clauses (i), (ii) and (v) above shall be payable in a lump-sum within thirty (30) days after the date of termination. The Company’s payments under clauses (iii) and (iv) above, as well as the continued contribution toward medical and dental premiums, are expressly conditioned upon the Executive’s designated beneficiary, or if no beneficiary has been designated, a representative of the Executive’s estate executing and delivering to the Company a timely and effective separation agreement, including a general release of claims, in form and substance satisfactory to the Company (“Separation Agreement”). Payment under clauses (iii) and (iv) will be made within thirty (30) days after the Company’s receipt of such release of claims in form and substance satisfactory to the Company. Other than as set forth in this clause (a), the Company shall have no further obligation to the Executive’s beneficiary or the Executive’s estate.

(b)         Disability.

(i)            The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during the Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the Executive’s material duties and responsibilities hereunder for (x) ninety (90) consecutive calendar days or (y) one hundred and twenty (120) total days during any period of three hundred and sixty-five (365) consecutive calendar days. The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.

(ii)           If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Executive’s duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(iii)          Upon the giving of notice of termination of the Executive’s employment due to disability hereunder, the Company shall have no further obligation or liability to the Executive, other than for (i) any earned, but unpaid, Base Salary through the date of termination; (ii) any earned, but unpaid annual bonus for any fiscal year prior to the fiscal year of the Executive’s termination; (iii) a pro rata portion (based on the number of days preceding the Executive’s termination in the fiscal year of termination) of the Target Bonus; (iv) a lump sum payment equal to the lesser of (A) twelve (12) months of Base Salary or (B) Base Salary for the remainder of the term hereof; and (v) any unreimbursed business expenses. In addition, (x) the Company shall continue the benefits contemplated by Section 4(h) for the period contemplated therein, and (y) subject to any employee contribution applicable to active employees and their dependents generally, for the twelve (12) month period following termination, the Company shall continue to contribute to the premium cost of coverage for the Executive and the Executive’s dependents under the Company’s medical and dental plans provided that a timely COBRA election is made. The payments referred to in clauses (i), (ii) and (v) above shall be payable in a lump-sum within thirty (30) days after the date of termination. The Company’s payments under clauses (iii) and (iv) above, as well as the continued contribution toward medical and dental premiums, are expressly conditioned upon the Executive (or the Executive’s duly appointed guardian, if any) executing and delivering to the Company a timely and effective Separation Agreement. Payment under clauses (iii) and (iv) will be made within thirty (30) days after the Company’s receipt of the Separation Agreement. Other than as set forth in this clause (b), the Company shall have no further obligation to the Executive.

(c)         By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i)            the Executive’s repeated and willful refusal or failure (other than during periods of illness, disability or vacation) to perform the Executive’s duties hereunder or under any lawful directive of the Board (consistent with the terms of this Agreement;

(ii)           the Executive’s willful misconduct or gross neglect in the performance of the Executive’s duties hereunder which in either case is materially injurious to the Company or any of its Subsidiaries, monetarily or otherwise;

(iii)          the willful material breach of this Agreement by the Executive;

(iv)          except as provided in clause (v) below, the conviction of the Executive of any felony or any other crime involving dishonesty or moral turpitude or the Executive’s pleading guilty to any felony, other than motor vehicle offenses, or any other crime involving dishonesty or moral turpitude;

(v)           the commission of fraud, embezzlement, theft or other dishonesty by the Executive with respect to the Company or any of its Affiliates;

(vi)          any other conduct that involves a breach of fiduciary obligation on the part of the Executive or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company or any of its Affiliates; or

(vii)         a previous employer of Executive shall commence against Executive and/or Cellu Tissue an action, suit, proceeding or demand arising from an alleged violation of a non-competition or other similar agreement between Executive and such previous employer.

For purposes of this Section 5(c), no act, or failure to act, on the Executive’s part, will be considered “willful” unless done or omitted to be done by him not in good faith and without a reasonable belief that the Executive’s action or omission was in furtherance of the Company’s business. If the Company desires to terminate the Executive’s employment pursuant to clause (i), (ii), (iii) or (v) above, it shall first give the Executive written notice of the facts and circumstances providing Cause and shall allow the Executive no less than twenty (20) days (x) in the case of a proposed termination pursuant to clause (i), (ii) or (iii) above to remedy, cure or rectify the situation giving rise to Cause and (y) in the case of a proposed termination pursuant to clause (v) above to explain the circumstances of the Executive’s actions or to show that the circumstances underlying the indictment do not constitute the type of felony described in clause (v). Termination by the Company for Cause pursuant to clause (iv) above may be effected by written notice of the Company to the Executive. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for (i) Base Salary earned, but unpaid at the date of termination, (ii) any earned, but unpaid annual bonus for any fiscal year prior to the fiscal year of termination of the Executive’s employment; and (iii) any unreimbursed business expenses.

(d)           By the Company without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon notice to the Executive. In the event of such termination, the Company shall have no further obligation or liability to the Executive, other than for (i) any earned, but unpaid, Base Salary through the date of termination; (ii) any earned, but unpaid annual bonus for any fiscal year prior to the fiscal year of the Executive’s termination; (iii) a pro rata portion (based on the number of days preceding the Executive’s termination in the fiscal year of termination) of the Target Bonus; (iv) a lump sum equal to twenty-four (24) months of Base Salary; (v) a lump sum equal to one times the Target Bonus; and (vi) any unreimbursed business expenses. In addition, (x) the Company shall continue the benefits contemplated by Section 4(h) for the period contemplated therein, and (y) subject to any employee contribution applicable to employees and their dependents generally, for the twelve (12) month period following termination, or if earlier, until the date that the Executive becomes eligible for coverage with a subsequent employer, the Company shall continue to contribute to the premium cost of coverage for the Executive and the Executive’s dependents under the Company’s medical and dental plans provided that a timely COBRA election is made. The payments referred to in clauses (i), (ii) and (vi) above shall be payable in a lump-sum within thirty (30) days after the date of termination. The Company’s payments under clauses (iii), (iv) and (v) above, as well as the continued contribution toward medical and dental premiums, are expressly conditioned upon the Executive executing and delivering to the Company a timely and effective Separation Agreement. Payment under clauses (iii), (iv) and (v) will be made within thirty (30) days after the Company’s receipt of the Separation Agreement. Other than as set forth in this clause (d), the Company shall have no further obligation to the Executive.

(e)           By the Executive for Good Reason. The Executive may terminate the Executive’s employment hereunder for Good Reason, provided that the Executive shall have given written notice setting forth in reasonable detail the nature of such Good Reason to the Company upon the Executive’s becoming aware or at such time as Executive should have been aware of the occurrence of any such event or condition, and the Company shall not have fully corrected the situation within ten (10) days after such notice of Good Reason. The following shall constitute “Good Reason” for termination by the Executive:

(i)            failure by the Company to pay any compensation when due hereunder;

(ii)           any significant reduction by the Company’s of the Executive’s title, duties or responsibilities (except in connection with termination of the Executive’s employment for Cause, as a result of Disability, as a result of the Executive’s death or by the Executive other than for Good Reason);

(iii)          a reduction by the Company in the Executive’s Base Salary or any other compensation due hereunder; or

(iv)          any material breach by the Company of any other provision of this Agreement.

If the Executive desires to terminate the Executive’s employment with the Company pursuant to this Section 5(e), the Executive shall first give written notice of the facts and circumstances providing Good Reason to the Company, and shall allow the company no less than twenty (20) days to remedy, cure or rectify the situation giving rise to Good Reason. The Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates, a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another corporation (in the absence of an independent change constituting Good Reason as defined above) and any diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates (in the absence of an independent change constituting Good Reason as defined above) shall not constitute Good Reason. In the event of termination in accordance with this Section 5(e), then the Executive will be entitled to receive the payments and benefits in accordance with Section 5(d) hereof provided the Executive complies with the requirement of executing and delivering the Separation Agreement. Other than as set forth in this clause (e), the Company shall have no further obligation to the Executive.

(f)            By the Executive Without Good Reason. The Executive may terminate the Executive’s employment hereunder at any time upon sixty (60) days’ written notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive the Executive’s Base Salary for the notice period (or for any remaining portion of the period). The Company shall also pay the Executive (i) any earned, but unpaid annual bonus for any fiscal year prior to the fiscal year of the termination of the Executive’s employment, and (ii) any unreimbursed business expenses.

(g)           Non-Renewal by Company. The Company may elect not to renew this Agreement in accordance with Section 2 above. In the event of such non-renewal for a reason other than Cause (as defined in Section 5(c) above), the Company shall have no further obligation or liability to the Executive other than for (i) any earned, but unpaid, Base Salary through the date of termination; (ii) any earned, but unpaid annual bonus for any fiscal year prior to the fiscal year of the Executive’s termination; (iii) a pro rata portion (based on the number of days preceding the Executive’s termination in the fiscal year of termination) of the Target Bonus; (iv) a lump sum equal to twenty-four (24) months of Base Salary and (v) any unreimbursed business expenses. In addition, subject to any employee contribution applicable to employees and their dependents generally, for the twenty-four (24) month period following termination, or if earlier until the date that the Executive becomes eligible for coverage with a subsequent employer, the Company shall continue to contribute to the premium cost of coverage for the Executive and the Executive’s dependents under the Company’s medical and dental plans provided that a timely COBRA election is made. The payments referred to in clauses (i), (ii) and (v) above shall be payable in a lump-sum within thirty (30) days after the date of termination. The Company’s payments under clauses (iii) and (iv) above, as well as the continued contribution toward medical and dental premiums, are expressly conditioned upon the Executive executing and delivering to the Company a timely and effective Separation Agreement. Payment under clauses (iii) and (iv) will be made within thirty (30) days after the Company’s receipt of such Separation Agreement. Other than as set forth in this clause (g), the Company shall have no further obligation to the Executive or the Executive’s estate hereunder.

(h)           Change of Control/Gross Up Payment. The Company and the Executive agree that in the event that any of the severance payments or severance benefits under Sections 5(d), 5(e) or 5(g) of this Agreement might be characterized as parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), the parties shall timely take reasonable steps to avoid the tax liability under Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent permitted by law. Accordingly, the Executive agrees to cooperate fully in procuring a shareholder vote (including, but not limited to, providing any required consents or waivers) to approve the severance payments or severance benefits under this Agreement received, to be received by, or payable on behalf of, the Executive in satisfaction of the shareholder approval requirements described in Treas. Reg. Section 1.280G-1, Q&A-7, to the extent applicable. If the shareholder approval requirements described in Treas. Reg. Section 1.280G-1, Q&A-7 cannot be satisfied and if the Company determines that any of the severance payments or severance benefits under this Agreement received, to be received by, or payable on behalf of, the Executive would be subject to the excise tax imposed by Section 4999 of the Code, (the “Excise Tax”), then the Company will, on or prior to the date on which the Excise Tax must be paid or withheld, make an additional lump sum payment (the “gross up payment”) to the Executive. The gross up payment will be sufficient, after giving effect to federal, state, and local income taxes (excluding any taxes imposed under or as a result of Section 409A, but otherwise including interest and penalties, if any) with respect to the gross up payment, to make the Executive whole for such taxes and associated interest and penalties imposed under or as a result of Section 4999. Determinations under this Section 5(h) will be made by the Company’ s independent auditors unless the Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by the Executive after consultation with the Company (the firm making the determinations to be referred to as the “Firm”). The determinations of the Firm will be binding upon the Company and the Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company. If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a gross up payment or an additional gross up payment, the Company and the Executive will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such gross up payments as are necessary to prevent the Executive from having to bear the cost of the payments to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross up payments or advances and will determine after resolution of the controversy whether any advances must be returned by the Executive to the Company. The Company will bear all expenses of the controversy.

(i)            Timing of Payments. If at the time of the Executive’s separation from service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

6.             Effect of Termination. The provisions of this Section 6 shall apply to a termination pursuant to Section 5 or otherwise.

(a)           A condition precedent to the Company’s obligations to provide any severance payments or severance benefits hereunder, including lump-sum payments, vesting of restricted stock and contributions toward health insurance premiums, shall be the Executive’s executing and delivering (and not revoking) a timely and effective Separation Agreement, or in the case of a termination due to the death of the Executive, the Executive’s beneficiary or representative of the Executive’s estate executing and delivering a general release of claims in form and substance satisfactory to the Company.

(b)           Upon termination of the Executive’s employment with the Company, unless otherwise specifically provided herein, the Executive’s rights to benefits and payments under any benefits or welfare plan or under any stock option, restricted stock, stock appreciation right, bonus unit, management or bonus incentive or other plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted.

(c)           Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to provide any severance payment or benefit is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Sections 5(d), 5(e) or 5(g), no compensation is earned after termination of employment.

(d)           Except as expressly provided herein, Executive is entitled to no payments or benefits in connection with a termination of the Executive’s employment.

7.             Confidential Information.

(a)           The Executive acknowledges that the Company and its Affiliates continually develop “Trade Secrets” and “Confidential Information” that the Executive may develop Trade Secrets and Confidential Information for the Company or its Affiliates and that the Executive may learn of Trade Secrets and Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Trade Secrets and Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of the Executive’s duties and responsibilities to the Company and its Affiliates), or use for the Executive’s own benefit or gain, any Trade Secrets or Confidential Information obtained by the Executive incident to the Executive’s employment or other association with the Company or any of its Affiliates.

(b)           For purposes of this Agreement, “Trade Secrets means all information that constitutes a trade secret within the meaning of the Georgia Trade Secrets Act, as amended (the “Georgia Act”). Under the Georgia Act, a trade secret is defined as:  “Information without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information:  (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.”

(c)            For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its Affiliates other than Trade Secrets that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, not publicly known, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its Affiliates have received belonging to others or which was received by the Company or any of its Affiliates with any understanding that it would not be disclosed.

(d)           The foregoing obligations do not apply to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Executive. The Executive understands and agrees that the Executive’s obligations under this Agreement with regard to Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law. The Executive acknowledge that the Executive’s obligations with regard to the Confidential Information shall remain in effect while employed or retained by the Company and for three (3) years after the termination of employment, regardless of the reason for such termination.

(e)           All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time the Executive’s employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

8.             Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire.”

9.             Restricted Activities. In exchange for good and valuable consideration including, without limitation, the grant of restricted stock hereunder, the Executive agrees that some restrictions on the Executive’s activities during and after the Executive’s employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a)           While the Executive is employed by the Company and for a period of twenty-four (24) months after the Executive’s employment terminates (the “Non-Competition Period”), the Executive shall not, directly or indirectly, provide services in a Restricted Capacity to any Person with respect to any product or service of that Person which directly competes with, or may be used in substitution for, one or more of the Products of the Company and/or its Subsidiaries with respect to which the Executive has had access to Confidential Information or customer goodwill as a result of the Executive’s employment or other association with the Company and/or its Subsidiaries, but this restriction shall apply only with respect to the following states:  Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut,

Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah, Virginia, Washington and Wisconsin.  For the purposes of this Section 9, the business of the Company and its Subsidiaries shall include the research, development, testing, manufacture, sale, license, lease or distribution of all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.

(b)           The Executive further agrees that while the Executive is employed by the Company and during the Non-Competition Period, the Executive will not, and will not assist anyone else to solicit for hiring any employee of the Company or any of its Affiliates, or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment. For purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding one year.

(c)           The Executive further agrees that while the Executive is employed by the Company and during the Non-Competition Period, the Executive will not directly or indirectly (1) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them, or, (2) seek to persuade any customer or prospective customer of the Company or any of its Affiliates to conduct with any Person any business or activity which such customer or prospective customer conducts or could conduct with the Company; provided that these restrictions shall apply (a) only with respect to those Persons who are or have been a customer of the Company of any of its Affiliates at any time within the immediately preceding one year period or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within said one year period, other than by form letter, blanket mailing or published advertisement, and (b) only if the Executive had a business relationship with such Person as a result of the Executive’s employment or other associations with the Company or one of its Affiliates. Notwithstanding anything to the contrary contained in this Section 9, after termination of Executive’s employment, this restriction shall apply only to customers or prospective customers located in those states within the United States in which the Company was doing business during the year preceding Executive’s termination.

(d)           The Executive further agrees that while the Executive is employed by the Company and during the Non-Competition Period the Executive shall not willfully make false, misleading or disparaging statements about the Company including, without limitation, its products, services, management, direct or indirect equity holders, employees and customers.

10.           Enforcement of Covenants. The Executive acknowledges that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon the Executive’s pursuant to Sections 7, 8 and 9 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further agrees that the Executive will never assert, or permit to be asserted on the Executive’s behalf, in any forum, any position contrary to the foregoing.  The Executive further acknowledges that, were the Executive to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11.           Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of the Executive’s obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12.           Indemnification. The Executive shall be entitled, at all times (including after the termination of this Agreement for any reason), to the benefit of the maximum indemnification and advancement of expenses available from time to time under the Company’s certificate of incorporation and Bylaws, and if not set forth therein, to the maximum extent available under the laws of the State of Delaware. In addition, the Company shall maintain in full force and effect the directors’ and officers’ liability insurance policy currently in effect or such other insurance with reputable insurance carriers which may provide for a reduced level of coverage for the Executive, provided that such coverage is identical to that provided by the Company for the benefit of the other directors of the Company and its other executive officers. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of the Executive’s employment with the Company. The Executive hereby represents and warrants to the Company that, as of the date hereof, the Executive has no and is aware of no such claim.

13.           Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 13 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)           “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b)           “Change of Control” means (i) a sale of all or substantially all of the assets of the Company, Cellu Paper or Cellu Parent to a Person in which the shareholders of Cellu Parent immediately prior to such transaction do not, directly or indirectly, own securities representing more than 50% of the voting power of the Person acquiring such assets immediately following the transaction, (ii) a sale of shares of capital stock of Cellu Parent by Cellu Parent or its shareholders resulting in more than 50% of the voting power of Cellu Parent being held, directly or indirectly, by a Person other than the shareholders of Cellu Parent immediately prior to such sale, (iii) a sale by Cellu Parent of the equity securities of Cellu Paper or the Company resulting in more than 50% of the voting power of Cellu Paper or Cellu Tissue (as the case may be) being held directly or indirectly by a Person other than Cellu Parent or the shareholders of Cellu Parent immediately prior to such sale, or (iv) a merger or consolidation of the Company, Cellu Paper or Cellu Parent with or into another Person, if and only if, after such merger or consolidation, more than 50% of the voting power of the Company, Cellu Paper or Cellu Parent (as the case may be) is directly or indirectly owned by a Person other than Cellu Parent or the shareholders of Cellu Parent immediately prior to such merger or consolidation. For the avoidance of doubt, the transaction contemplated by the Merger Agreement shall not constitute a Change of Control.

(c)           “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of the Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates.

(d)           “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(e)           “Products” mean all specialty paper products, tissue hard rolls, tissue converted products and/or deep colored napkin products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

(f)            “Restricted Capacity” means a position which is the same or comparable to the position the Executive held with the Company or in which the Confidential Information or customer goodwill which the Executive created or to which the Executive had access during the Executive’s employment with the Company would give that competitor an unfair competitive advantage. For the avoidance of doubt, this definition as used herein shall in no way diminish the Executive’s obligations under Section 7.

14.           Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15.           Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16.           Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.           Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

19.           Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company. For the avoidance of doubt, in consideration of the benefits to which the Executive is entitled under this Agreement and other good and valuable consideration, the Executive hereby waives any and all rights to any severance payment, change of control payment or any other payment or benefit that the Executive may have under any agreement with, or policy of, the Company.

20.           Amendment; Section 409A. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company. The parties acknowledge that certain provisions of this Agreement may be required to be amended, following the issuance of additional guidance by the Internal Revenue Service with respect to Section 409A, to avoid the possible imposition of additional tax under Section 409A with respect to certain payments and benefits under this Agreement. The Company agrees that it will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax treatment under Section 409A for the Executive, and (ii) not adverse to the interests of the Company.

21.           Dispute Resolution. In the event of any dispute relating to Executive’s employment, the termination thereof, or this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by alternative dispute resolution conducted by JAMS (or, if JAMS is not available, another mutually agreeable alternative dispute resolution organization), in the city of Executive’s principal place of employment. Any award entered by JAMS (or such other organization) shall be final, binding and nonappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This Section 21 shall be specifically enforceable. JAMS (or such other organization) shall have no authority to modify any provision of this Agreement. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS HEREUNDER.

22.           Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24.           Governing Law, Choice of Forum. This is a New York contract and shall be construed and enforced under and be governed in all respects by the laws of the State of New York, without regard to the conflict of laws principles thereto. The parties consent to the jurisdiction of any state or federal court sitting in the State of New York and waive any objection either party may have to the laying of venue of any such suit, action or proceeding in any such court. The Company and the Executive each also irrevocably and unconditionally consent to service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 18 of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

CELLU TISSUE HOLDINGS, INC.

/s/ Steven Ziessler	By:	/s/ Russell C. Taylor
Steven Ziessler
	Title:	President

EXHIBIT A

[Form of Restricted Stock Award Agreement]

THE SHARES RECEIVED PURSUANT TO THIS AWARD SHALL BE SUBJECT TO THE RIGHTS, RESTRICTIONS, AND OBLIGATIONS APPLICABLE TO SUCH SECURITIES, ALL AS PROVIDED IN THE SHAREHOLDERS AGREEMENT DATED AS OF JUNE 12, 2006 BETWEEN THE COMPANY AND IT SHAREHOLDERS, AS AMENDED AND IN EFFECT FROM TIME TO TIME (THE “SHAREHOLDERS AGREEMENT”).

Mr. Steven Ziessler

CELLU PARENT CORPORATION

2006 STOCK OPTION AND RESTRICTED STOCK PLAN

Restricted Stock Award Agreement

Cellu Parent Corporation

c/o Weston Presidio

Pier 1, Bay 2

San Francisco, CA 94111

Attn:       Chief Executive Officer

Ladies and Gentlemen:

The undersigned (i) acknowledges that he has received an award (the “Award”) of restricted stock from Cellu Parent Corporation (the “Company”) under the Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan (the “Plan”), subject to the terms set forth below and in the Plan; (ii) further acknowledges receipt of a copy of the Plan as in effect on the date hereof; and (iii) agrees with the Company as follows:

1.               Effective Date. This Agreement shall take effect as of June 12, 2006, which is the date of grant of the Award.

2.               Shares Subject to Award. The Award consists of 1,349 shares (the “Shares”) of common stock of the Company (“Stock”). The undersigned’s rights to the Shares are subject to the restrictions described in this Agreement and the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.

3.               Meaning of Certain Terms. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan. The term “vest” as used herein with respect to any Share means the lapsing of the restrictions described herein with respect to such Share.

4.               Nontransferability of Shares. The Shares acquired by the undersigned pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.

5.               Forfeiture Risk. If the undersigned ceases to be employed by the Company and its subsidiaries any then outstanding and unvested Shares acquired by the undersigned hereunder shall be automatically and immediately forfeited; provided, however, that if the undersigned ceases to be employed by the Company due to the undersigned’s death or disability, fifty  percent (50%) of the Shares granted under this Award that are not then already vested shall vest; and further provided that if the undersigned ceases to be employed by the Company by reason of the Company’s election not to renew the undersigned’s employment agreement with the Company dated June 12, 2006 (the “Employment Agreement”) and at the time the Company elects not to renew such Employment Agreement there exists no Cause for the termination of the undersigned, one hundred percent (100%) of the Shares granted under this Award that are not then already vested shall vest. For purposes of the preceding sentence, Cause shall be as defined in the Employment Agreement. The undersigned hereby (i) appoints the Company as the attorney-in-fact of the undersigned to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any such shares that are unvested and forfeited hereunder, (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to unvested Shares hereunder, one or more stock powers, endorsed in blank, with respect to such Shares, and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Shares that are forfeited hereunder.

6.               Retention of Certificates. Any certificates representing unvested Shares shall be held by the Company. If unvested Shares are held in book entry form, the undersigned agrees that the Company may give stop transfer instructions to the depository to ensure compliance with the provisions hereof.

7.               Vesting of Shares. The shares acquired hereunder shall vest in accordance with the provisions of this Paragraph 7 and applicable provisions of the Plan, as follows:

25% of the Shares on and after June 12, 2007;

an additional 25% of the Shares on and after June 12, 2008;

an additional 25% of the Shares on and after June 12, 2009; and

an additional 25% of the Shares on and after June 12, 2010.

Notwithstanding the foregoing, no shares shall vest on any vesting date specified above unless the undersigned is then, and since the date of grant has continuously been, employed by the Company or its subsidiaries.

8.               Shareholders Agreement. The granting of this Award and the issuance of Shares received under this Award shall be subject to the Plan and the Shareholders Agreement, and the issuance of this Award shall be conditional upon the execution and delivery by the undersigned of the Shareholders Agreement. Any Shares received under this Award shall be subject to the rights, restrictions and obligations applicable to options and shares of Stock of the Company as provided from time to time in such Shareholders Agreement.

9.               Legend. Any certificates representing unvested Shares shall be held by the Company, and any such certificate shall contain a legend substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE CELLU PARENT CORPORATION 2006 STOCK OPTION AND RESTRICTED STOCK PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER

2

AND CELLU PARENT CORPORATION. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF CELLU PARENT CORPORATION.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER, OF A SHAREHOLDERS AGREEMENT DATED AS OF JUNE 12, 2006 BETWEEN CELLU TISSUE CORPORATION AND ITS SHAREHOLDERS, AS AMENDED FROM TIME TO TIME, AND NONE OF SUCH SECURITIES, OR ANY INTEREST THEREIN, SHALL BE TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT AS PROVIDED IN THAT AGREEMENT. A COPY OF THE SHAREHOLDERS AGREEMENT IS ON FILE IN THE OFFICES OF CELLU PARENT CORPORATION.

As soon as practicable following the vesting of any such Shares the Company shall cause a certificate or certificates covering such Shares, without the aforesaid legend, to be issued and delivered to the undersigned. If any Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.

10.         Dividends, etc.. The undersigned shall be entitled to (i) receive any and all dividends or other distributions paid with respect to those Shares of which he is the record owner on the record date for such dividend or other distribution, and (ii) vote any Shares of which he is the record owner on the record date for such vote; provided, however, that any property (other than cash) distributed with respect to a share of Stock (the “associated share”) acquired hereunder, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to the restrictions of this Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and shall be promptly forfeited if and when the associated share is so forfeited; and further provided, that the Administrator may require that any cash distribution with respect to the Shares other than a normal cash dividend be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan, consistent with Section 409A of the Code to the extent applicable. References in this Agreement to the Shares shall  refer, mutatis mutandis, to any such restricted amounts.

11.         Sale of Vested Shares. The undersigned understands that he will be free to sell any Share once it has vested, subject to (i) satisfaction of any applicable tax withholding requirements with respect to the vesting or transfer of such Share; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; (iii) applicable requirements of federal and state securities laws; and (iv) the terms and conditions of the Shareholders Agreement.

12.         Certain Tax Matters. The undersigned expressly acknowledges the following:

a.               The undersigned has been advised to confer promptly with a professional tax advisor to consider whether the undersigned should make a so-called “83(b) election” with respect to the Shares. Any such election, to be effective, must be made in accordance with applicable regulations and within thirty (30) days following the date of this Award. The Company has made no recommendation to the undersigned with respect to the advisability of making such an election. In the event that the undersigned

3

makes an 83(b) election and incurs a tax liability as a result, the Company will, on a date prior to the date on which the taxes must be paid or withheld, make a lump sum payment (a “Gross Up Payment”) to the undersigned that will be sufficient, after giving effect to federal, state, and local income taxes with respect to the Gross Up Payment, to pay any marginal increase in tax liability of the undersigned as a result of such 83(b) election. For this purpose, a tax liability will be treated as incurred only to the extent that the inclusion of the income by reason of the grant will increase the undersigned’s tax liability for the year of inclusion, after giving effect to all losses, credits, carry-forwards, carry-backs, etc. that the undersigned may be able to utilize in such year and without regard to any decrease in losses, credits, carry-forwards, carry-backs, etc. and the effect of any such decrease on other tax years.

b.              The award or vesting of the Shares acquired hereunder, and the payment of dividends with respect to such Shares, may give rise to “wages” subject to withholding. The undersigned expressly acknowledges and agrees that his rights hereunder are subject to his promptly paying to the Company in cash (or by such other means as may be acceptable to the Company in its discretion, including, if the Administrator so determines, by the delivery of previously acquired Stock or shares of Stock acquired hereunder or by the withholding of amounts from any payment hereunder) all taxes required to be withheld in connection with such award, vesting or payment.

Very truly yours,

(Signature of Employee)

Dated: June 12, 2006

The foregoing Restricted Stock
Award Agreement is hereby accepted:

CELLU PARENT CORPORATION

By

4